Exhibit 99.1

CESCA THERAPEUTICS TO CHANGE NAME AND TICKER SYMBOL

TO REFLECT NEW STRATEGIC FOCUS

ThermoGenesis to Focus on Developing Automated Cell Processing Tools and Services for the Cell and Gene Therapy Field

RANCHO CORDOVA, Calif., Oct. 31, 2019 -- Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing for regenerative medicine, today announced that the company will change its name to ThermoGenesis Holdings, Inc. (“ThermoGenesis”) in order to better reflect its new strategic focus on becoming a key solution provider for cell manufacturing tools and services in the cell and gene therapy markets. In conjunction with the name change, the company will begin trading under the new Nasdaq ticker symbol, THMO, effective Friday, November 1, 2019. In addition, the company’s common stock will trade under a new CUSIP number, 88362L100, beginning on Friday, November 1, 2019.

ThermoGenesis® has been a well-respected brand for automated cell separation and cryostorage technologies in the stem cell and cord blood industry for nearly three decades. In recent years, the company has successfully launched a series of new devices, including the CAR-TXpress™ cellular processing platform. Recognizing the potential of its proprietary technologies, the company is committed to further expanding the development of tools and services in the global cell and gene therapy market. The company has also decided to terminate its current clinical programs in the regenerative medicine field in order to focus exclusively on becoming a preferred solution provider for the global cell and gene therapy market. In doing so, the company has most recently entered a definitive agreement with HealthBanks Biotech (USA) to form a joint venture named ImmuneCyte Life Sciences Inc. to initiate immune cell banking services in the U.S. using the company’s proprietary CART-Xpress platform.

“ThermoGenesis will continue to take advantage of its proprietary technology in the automated cell processing field and focus on developing the next generation of CMO/CDMO services,” said Dr. Chris Xu, Chairman and Chief Executive Officer of the company. “Our name and ticker change reflect the company’s streamlined business focus toward addressing critical unmet manufacturing needs in the global cell and gene therapy market.

“Since its inception in 1986, the company has developed and commercialized novel cell processing systems and devices that have provided global researchers, biomanufacturing organizations and clinicians with highly efficient cell processing devices that have helped them to deliver better outcomes in various applications in the cell and gene therapy field,” said Phil Coelho, the company’s original Founder and Chief Technology Officer. “Our present focus will allow us to continue to be at the forefront to help drive future development of CAR-T cell therapeutics and other cell and gene therapy products and make them more accessible to the patients.”

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.cescatherapeutics.com.

Company Contact:
Wendy Samford
916-858-5191

ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com